Exhibit 23 (j)

Consent of Independent Auditors'

The Shareholders and Board of Directors

Brisges Investment Fund, Inc.:

We consent to the use of our report included herein and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Management of the Fund" and "Independent

Auditors" in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

June 22, 2001

Omaha, Nebraska